Exhibit 10.1

August 25, 2019

Eric J. Foss

[ADDRESS WITHHELD FOR PRIVACY]

Dear Eric:

This Letter Agreement and General Release (this “Letter Agreement”) will confirm our agreement regarding your role as Executive Advisor and your subsequent retirement. For purposes of this Letter Agreement, “Aramark” shall include Aramark, Aramark Services, Inc., and each of their affiliates, subsidiaries, divisions, lines of business and any corporation, joint venture, or other entity in which Aramark or its subsidiaries has an equity interest in excess of ten percent (10%).

We have agreed as follows:

1.    Advisory Period and Retirement:

(a)    Effective as of August 25, 2019 (the “Transition Date”), you hereby resign as Chairman, President and Chief Executive Officer of Aramark, and from all other officer and director positions you may hold within Aramark, including as a member of the Board of Directors of Aramark Corporation (the “Board”). Beginning on the Transition Date and ending on October 2, 2019 (the “Retirement Date” and such period, the “Advisory Period”), Aramark hereby appoints you to serve in the role of Executive Advisor. In such role, you will remain a full-time employee of Aramark for purposes of Aramark’s employment policies, plans and practices and will continue to receive payments of your full annual base salary in accordance with Aramark’s regular payroll. During the Advisory Period, you will assist with the transition of your duties, and provide such advisory services, in each such case as and where reasonably requested by the Board. At all times on and after the Transition Date, you shall not act for, bind or represent Aramark for any purpose, except as may be reasonably requested by the Board. During the Advisory Period, you will provide services to Aramark on an exclusive basis and shall not provide services to any other entity.

(b)    Your separation from service as an employee of Aramark will be effective upon the Retirement Date, unless you are terminated earlier for Cause or you resign with or without Good Reason (each, as defined in the Agreement Relating to Employment and Post-Employment Competition between you and Aramark dated May 7, 2012, as amended June 25, 2013 (the “Post Employment Competition Agreement”)). In the event your employment is terminated by Aramark for Cause or by you with or without Good Reason prior to the Retirement Date, the terms and conditions of your separation from service will be governed by the Post Employment Competition Agreement, and this Agreement will be null and void ab initio.

(c)    Effective upon the Retirement Date, you agree to resign as a member of the board of directors of any organization for which you serve as a director by reason of your position as Chairman, President and Chief Executive Officer of Aramark, including but not limited to Catalyst.

2.     Separation Payments: In consideration for your obligations under this Letter Agreement, including but not limited to the Release and Waiver of Claims attached as Appendix A to this Letter Agreement, and subject to the other provisions of this Letter Agreement, and in accordance with (a) Section 1(a) of the Post Employment Competition Agreement, you shall receive payments of $141,666.66 per month, for a period of twenty-four (24) months, and (b) Section 1(b) of the Post Employment Competition Agreement, you shall receive payments totaling two times your “Bonus” (i.e., the amount payable to you under the Management Incentive Plan (as defined in Paragraph 3 below) in respect of Aramark’s fiscal year ending September 27, 2019, it being understood and agreed by the parties hereto that the percentage of such Bonus related to your achievement of your Individual Performance Objectives in respect of such fiscal year shall be determined to be achieved based on the same percentage as Aramark’s actual achievement of the applicable Financial Objective metrics for fiscal year 2019 (the payments described in clauses (a) and (b) hereof, collectively, the “Separation Payments”). Separation Payments shall be paid monthly, less all applicable withholding taxes and payroll deductions, and shall commence within sixty (60) days following the Retirement Date. The period during which you are eligible to receive your Separation Payments (the “Separation Pay Period”) shall commence with the Retirement Date, assuming that you timely execute and do not revoke this Letter Agreement and the Release and Waiver of Claims attached as Appendix A to this Letter Agreement in accordance with each of the terms hereof and thereof.

These payments shall constitute full satisfaction of any obligations owed to you by Aramark under Sections 1(a) and 1(b) of the Post Employment Competition Agreement.

3.    Bonus Payments:

(a)    In accordance with the terms of the Amended and Restated Executive Leadership Council Management Incentive Plan (the “Management Incentive Plan”), an employee must be an employee of Aramark on the last day of the fiscal year in order to be eligible to receive a bonus for such fiscal year. Accordingly, you are eligible to receive your annual bonus under the Management Incentive Plan for fiscal year 2019, which bonus will be based on actual achievement of the applicable Financial Objective metrics for fiscal year 2019 and, with respect to that portion of such bonus that is based on your achievement of Individual Objective metrics, the same percentage as Aramark’s actual achievement of the applicable Financial Metrics for fiscal year 2019. You shall receive a payment of your fiscal year 2019 annual bonus, minus all applicable withholdings, at the same time bonuses are typically paid under the Management Incentive Plan, but in no event later than March 15, 2020.

(b)    By executing this Letter Agreement, you acknowledge and agree that you waive, and shall not be entitled to, any payment that may otherwise be due under Section 1(c) of the Post Employment Competition Agreement with respect to any prorated bonus you may have been entitled to receive under the Management Incentive Plan in respect of Fiscal Year 2020.

(c)    The bonus payment referenced in Paragraph 3(a) above shall constitute full satisfaction of any separation obligation to you under Section 1(c) of the Post Employment Competition Agreement. You may receive separate correspondence from Aramark regarding your bonus, but, in the meantime, you can obtain further details from Lynn McKee.

4.    Group Insurance; Vacation; Leased Vehicle; Reimbursement of Expenses:

(a)    If you execute this Letter Agreement and the Release and Waiver of Claims attached as Appendix A to this Letter Agreement and do not revoke this Letter Agreement and Appendix A, then you will continue to be eligible to receive group medical and life insurance coverages during the Separation Pay Period under Aramark’s plans in which you were participating immediately prior to your Retirement Date in accordance with your benefits elections, subject to the terms of the applicable plan documents and to such changes to the terms of such plans as Aramark determines to apply to its employees (the period of time during which you receive the relevant coverages from Aramark shall be referred to hereinafter as the “Benefits Continuation Period”).

During the Benefits Continuation Period, the cost of your group medical and life insurance coverages shall continue to be subsidized by Aramark and your share of the premiums will be deducted from your Separation Payments.

Your rights under COBRA to continue your group medical insurance coverages beyond the Benefits Continuation Period are at your expense. Please note that your rights under COBRA commence with the Retirement Date and run concurrently with the Benefits Continuation Period. You must elect COBRA coverage in accordance with the information that will be sent to you.    Note that due to your separation from service, you have the option to elect coverage under the Public Health Exchange as an alternative to COBRA. If you elect coverage, you will not be eligible to enroll for coverage on the Public Health Exchange until you have exhausted your COBRA coverage, until the next Public Health Exchange open enrollment period or if you qualify for a Public Health Exchange special enrollment opportunity.

If you become employed by a new employer at any time during the Separation Pay Period, continued coverages under this Paragraph 4 shall become secondary to any such coverages provided to you by the new employer.

In addition, you may have the ability to convert certain non-health insurance coverages to individual policies. Further information regarding coverage continuation and conversion may be obtained from Lynn McKee. Notwithstanding the foregoing, Aramark reserves the right to restructure the provision of continued medical coverage in any manner necessary or appropriate to avoid fines, penalties or negative tax consequences to Aramark or you (including, without limitation, to avoid any penalty imposed for violation of the nondiscrimination requirements under the Patient Protection and Affordable Care Act or the guidance issued thereunder), as determined by Aramark in its sole and absolute discretion.

(b)    You will continue to receive your monthly company car allowance of $2,000 per month through the Separation Pay Period, provided that to receive such allowance, you must execute this Letter Agreement and the Release and Waiver of Claims attached as Appendix A to this Letter Agreement and must not revoke the Letter Agreement or Appendix A. This allowance is subject to all applicable withholding taxes.

(e)    You will be reimbursed, in accordance with normal Aramark policy, for any business expenses you incurred on or before October 2, 2019 and which are submitted to Aramark for reimbursement on or before October 25, 2019.

(f)    You will receive payment for any earned, accrued and unused vacation through the Transition Date. You will not accrue any vacation days following the Transition Date.

5.    No Other Amounts Due: You acknowledge that Aramark has paid you all wages, salaries, bonuses, benefits, and other amounts earned and accrued, less applicable deductions, and that Aramark has no obligation to pay any additional amounts other than the payment(s) and benefits described in this Letter Agreement.

6.    Other Executive Benefits and Perquisites: Your membership in the Executive Leadership Council and Executive Leadership Team shall terminate as of the Transition Date. Notwithstanding the foregoing, all Executive Leadership Council benefits including, but not limited to, your Executive Health Plan, Executive Physical Program and Executive Supplemental Long-Term Disability shall continue to be provided until the Retirement Date and shall terminate, unless otherwise provided under the applicable plan or program, as of the Retirement Date, provided that your Executive Health Plan benefits shall terminate on the last day of the month in which your Retirement Date falls. Consistent with the provision of benefits as described in Paragraph 4 above, you do have certain rights under COBRA to elect to continue your Executive Health Plan coverage at your expense. You shall receive additional information regarding your option to continue this coverage. Further information regarding coverage continuation and conversion may be obtained from Lynn McKee. In addition, notwithstanding your ceasing to serve as an officer of Aramark, the services of your current executive assistant will be made available to you until the Retirement Date.

7.    Aramark Retirement Plans: You have an account balance under the Aramark Savings Incentive Retirement Plan (the “SIRP”), your active participation under the SIRP will terminate as of the Retirement Date. Under the terms of the SIRP, you will not be eligible to make further salary deferrals following the Retirement Date. However, since you satisfy certain age and service requirements under the SIRP (age 60 or older with greater than 5 years of service with Aramark), you will be eligible to receive the company matching contribution for 2019 based on your contributions to the SIRP prior to the Retirement Date. The company match is determined annually and will be deposited into your SIRP account at the same time as all other SIRP participants. Processing of your account(s) for distribution over the ten-year period you have previously elected will begin after the Retirement Date in accordance with the terms of the SIRP. You may obtain further details on SIRP distributions from Lynn McKee.

8. Equity/Stock	Plans:

(a)    Equity-Based Awards: The effect the separation of your service with Aramark will have on your rights, if any, with respect to any outstanding Aramark stock options or other equity-based awards that you may hold immediately prior to the Retirement Date (collectively, the “Equity Awards”) will be as set forth in the terms of the Post Employment Competition Agreement and the applicable Aramark incentive plan and award documents or agreements, including those terms applicable to your Retirement (as such term is defined in such Equity Awards) on the Retirement Date, a list of your Equity Awards and the effect of your separation from service is set forth as Appendix B hereto. Your Equity Award records will be updated by Fidelity, Aramark’s equity program administrator, as soon as administratively possible following the Retirement Date and its website will display the remaining vested Equity Awards with each award’s revised expiration date (i.e., for stock options, one year from the Retirement Date). You may view your Equity Award records on Fidelity’s website at https://nb.fidelity.com/public/nb/default/home or contact a Customer Service Representative at Fidelity at 1-800-544-9354. You may receive separate correspondence from Fidelity regarding these awards, but in the meantime, you can obtain further details as to the effect your separation from service will have on such awards from Lynn McKee.

(b) Stock of Aramark: The records for the Aramark common stock that you own, if applicable, will continue to be kept by Aramark’s current transfer agent, Fidelity or, if applicable, its former transfer agent, Computershare, or their successors, until you sell the stock or transfer it to a broker. If your stock is pledged as collateral or otherwise restricted on the transfer agent’s records, your stock will remain restricted and unavailable for sale or transfer pending resolution of the underlying restriction. You can view your holdings on Fidelity’s or Computershare’s websites.

9.    Aircraft Time Sharing: Effective as of the Retirement Date, that certain Aircraft Time Sharing Agreement between you and Aramark (the “Aircraft Time Sharing Agreement”) shall terminate, notwithstanding any requirement to provide advance notice thereof under such agreement, which you hereby waive; provided, however, that your use of the Aramark aircraft between the date hereof and the Retirement Date shall be in accordance with such agreement (including Paragraph 5 thereof) and limited to a maximum of two (2) round-trip flights, unless otherwise agreed by the Chairman of the Board.

10.    Withholding: You are solely responsible for the payment of any and all taxes that result from the payments and benefits due to you under this Letter Agreement. Aramark may, to the extent permitted by law, withhold applicable federal, state and local income and other taxes from any payments due to you hereunder.

11.    Return of Aramark Property: On or before the Retirement Date, you shall return to Aramark all documents, manuals, computers, computer programs, discs, drives, customer lists, notebooks, reports and other written or graphic materials, including all copies thereof, relating in any way to Aramark’s business and prepared by you or obtained by you from Aramark, its affiliates, clients or its suppliers during the course of your employment with Aramark. Further, to the extent that you made use of your own personal computing devices (e.g., PDA, smart phone, laptop, thumb drive, etc.) during your employment with Aramark, subject to any applicable litigation hold directive that you received and that remains in effect, you agree to provide such devices to Aramark in order for Aramark to either permanently delete all Aramark property and information from such personal computing devices or replace same (which replacement shall include any personal information as contained on such devices).

12.    Post-Employment Restrictions; Entire Agreement: This Letter Agreement and its Appendices A and B, and any restrictive, clawback or other applicable covenants that apply on and following any separation from service under any Equity Awards, as applicable, constitutes the entire agreement between the parties on the subject of payments and benefits due to you upon your separation from service with Aramark and post-employment payments and benefits; and, except as expressly provided herein, supersedes all other prior agreements concerning the terms of any and all payments and benefits to which you may be entitled upon your separation from service, including the Post Employment Competition Agreement, except that the provisions of Articles 1 (Non-Disclosure and Non-Disparagement), 2 (Non-Competition), 3 (Non-Solicitation), 4 (Discoveries and Works), 5 (Remedies), 6.E (Post-Employment Benefits), 8.A, B, G, H, and I (Miscellaneous) of the Post Employment Competition Agreement, shall continue to apply and are hereby made a part of this Letter Agreement by reference. Notwithstanding any provision in this Letter Agreement to the contrary, all payments hereunder are expressly made contingent on your compliance in all respects with all of the terms and conditions of the above-referenced provisions of Articles 1, 2, 3 and 4 of the Post Employment Competition Agreement. To the extent that you breach any of the restrictive covenants set forth in Articles 1, 2, 3 or 4 from the Post Employment Competition Agreement incorporated by reference in this Paragraph 12, Aramark will, in accordance with the terms of Paragraph 6.E of the Post Employment Competition Agreement, have the right to cease payment of any unpaid Separation Payments and post-employment benefits, and otherwise will continue to have the clawback rights under the Equity Awards.

13.    Remedies: You acknowledge and agree that Aramark may seek injunctive relief in any court of competent jurisdiction for your failure to comply fully with any of the covenants referenced in Paragraph 12 and any other remedies as may be specified in the Post Employment Competition Agreement and Equity Awards, as applicable, in addition to any other legal and monetary remedies which may be available to Aramark.

14.    Agreement and Obligation to Cooperate: In exchange for the benefits provided to you by Aramark under this Letter Agreement, you agree to cooperate fully with Aramark in any investigation instituted by Aramark or any other person or entity into any Aramark business involving the time period during which you were employed by Aramark. This duty to cooperate will include, but not be limited to, meeting with representatives of Aramark at times and places reasonably designated by Aramark, and shall continue beyond the Separation Pay Period.

15.    Certification of Compliance with Business Conduct Policy and Laws: By signing this Letter Agreement, you are certifying that you have not violated Aramark’s Business Conduct Policy.

16.    Section 409A of the Internal Revenue Code: This Letter Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended, and its corresponding regulations (“Section 409A”), or an exemption thereto, and shall in all respects be administered in accordance with Section 409A, if applicable. For purposes of Section 409A, payments may only be made under this Letter Agreement upon an event and in a manner permitted by Section 409A, including the requirement that nonqualified deferred compensation subject to Section 409A cannot be paid to a “specified employee” as that term is defined under Section 409A until a date that is six months following a “separation from service” within the meaning of such term under Section 409A. For purposes of Section 409A, all payments to be made upon a retirement under this Letter Agreement may only be made upon a “separation from service,” each payment made under this Letter Agreement shall be treated as a separate payment and the right to a series of installment payments under this Letter Agreement is to be treated as a right to a series of separate payments. In no event shall you, directly or indirectly, designate the calendar year of payment of any severance benefits that are subject to Section 409A. Any amounts paid hereunder that are subject to Section 409A and that could be paid in more than one taxable year based on the date that you sign this Letter Agreement and the Release and Waiver of Claims attached as Appendix A to this Letter Agreement will be paid in the second taxable year. All reimbursements and in-kind benefits provided under this Letter Agreement shall be made or provided in accordance with the requirements of Section 409A.

17.    No Offset: If you do become employed or engaged elsewhere, the payments and benefits set forth in this Letter Agreement shall continue and shall not be offset or reduced by any compensation or benefits you may receive from such other source, subject only to the requirements of the Post Employment Competition Agreement provisions incorporated herein and the group medical and life insurance benefits set forth in Paragraph 4 above.

18.    Severability: In the event that any portion of this Letter Agreement (including Appendix A) is held to be invalid, unlawful, or unenforceable for any reason, the invalid, unlawful, or unenforceable portion shall be construed or modified in a manner that gives force and effect to the release of claims set forth in Appendix A and the remainder of this Agreement to the fullest extent possible. If the invalid, unlawful or unenforceable portion cannot be construed or modified to render it valid, lawful, and enforceable, that portion shall be construed as narrowly as possible and shall be severed from the remainder of this Agreement, and the remainder of this Agreement shall remain in effect and be construed as broadly as possible, as if the invalid, unlawful, or unenforceable portion had never been contained in this Agreement.

19.    Applicable Law: This Letter Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to conflicts of laws principles thereof.

20.    Amendment: This Letter Agreement may only be amended or modified by a written agreement executed by you and Aramark (or any successor).

21.    Counterparts: This Letter Agreement may be executed in one or more counterparts, which shall, collectively or separately, constitute one agreement.

22.    Advice of Counsel: Aramark is advising you to have legal counsel, at your expense, review this Letter Agreement and in particular the Release and Waiver of Claims attached as Appendix A, before you sign this Letter Agreement.

23.    Non-Disparagement: Aramark, each member of Aramark’s Board, and each of the executive officers of Aramark shall refrain from making any statements or comments of a defamatory or disparaging nature to any third party about you, other than to comply with law. In accordance with the Post Employment Competition Agreement, you shall refrain from making any statements or comments of a defamatory or disparaging nature to any third party regarding Aramark, or any of Aramark’s officers, directors, personnel, other service providers, policies or products or services, other than to comply with law.

Please sign the enclosed copy of this Letter Agreement to signify your understanding and acceptance of the terms and conditions contained herein and return one original to me by no later than 5:00PM (Eastern Daylight Time) on August 24, 2019.

Very truly yours,

By:	/s/ Stephen I. Sadove
Stephen I. Sadove

Enclosures

The foregoing has been read and accepted as a binding agreement between Aramark and the undersigned this 25th day of August, 2019.

/s/ Eric J. Foss
Eric J. Foss

APPENDIX A

Release and Waiver of Claims

1.    In consideration for the payments provided for under the Letter Agreement between me, Eric J. Foss, and Aramark dated August 25, 2019 (the “Letter Agreement”) and the Agreement Relating to Employment and Post-Employment Competition between me, Eric J. Foss, and Aramark Corporation dated May 7, 2012, as amended June 25 2013 (“Post Employment Competition Agreement”), and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, I hereby agree on behalf of myself, my spouse, agents, assignees, attorneys, successors, assigns, heirs and executors, to fully and completely release Aramark (which term shall be deemed to include Aramark Corporation, Aramark Services, Inc., and all subsidiary and affiliated and successor companies or other entities in which Aramark or Aramark Services, Inc., or their subsidiaries or affiliates has or had an equity interest in excess of ten percent (10%)), and their predecessors and successors and all of their respective past and/or present officers, directors, partners, members, managing members, managers, employees, agents, representatives, administrators, attorneys, insurers, shareholders, bondholders, clients, customers, suppliers, distributors, subcontractors, joint-venture partners, consultants and fiduciaries in their individual and/or representative capacities (hereinafter collectively referred to as the “Aramark Releasees”), to the fullest extent permitted by law, from any and all causes of action and claims whatsoever, which I or my heirs, executors, administrators, successors and assigns ever had or now have against the Aramark Releasees or any of them, in law, admiralty or equity, whether known or unknown to me, for, upon, or by reason of, any matter, action, omission, course or thing in connection with or in relationship to: (a) my employment or other service relationship with Aramark; (b) the termination of any such employment or service relationship; (c) any applicable employment, benefit, compensatory or equity arrangement with Aramark occurring or existing up to the Retirement Date; and (d) any equity or stock plans of Aramark (such released claims are collectively referred to herein as the “Released Claims”).

2.    The Released Claims include, without limitation of the language of paragraph 1, (i) any and all claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Civil Rights Act of 1991, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act, the Family and Medical Leave Act of 1993, the Worker Adjustment Retraining and Notification Act, the Pennsylvania Human Relations Act (including any claims threatened or pending before the Pennsylvania Human Relations Commission), the Pennsylvania Whistleblower Law and any and all other federal, state or local laws, statutes, rules and regulations pertaining to employment; and (ii) any claims for wrongful discharge, breach of express or implied contract, fraud, misrepresentation or any claims relating to benefits, compensation or equity, or any other claims under any statute, rule or regulation or under the common law, including compensatory damages, punitive damages, attorney’s fees, costs, expenses and all claims for any other type of damage or relief.

3.    The Released Claims shall not include: (i) any vested benefits which I hold under any Aramark pension or welfare benefit plan; (ii) any claims to enforce my contractual rights under, or with respect to, the Letter Agreement; (iii) any rights to workers’ compensation benefits or unemployment insurance as required by applicable law, or (iv) any claims that arise after the date on which I execute this Release and Waiver of Claims. The

Release and Waiver of Claims does not apply to any claim that cannot be released in this Agreement as a matter of law. In addition, nothing herein prevents me from filing a charge or complaint with the Equal Employment Opportunity Commission (“EEOC”) or similar state or local agency or my ability to participate in any investigation or proceeding conducted by the EEOC or such similar state or local agency; provided however, that pursuant to Paragraphs 1 and 2 of this Release and Waiver of Claims, I am waiving, to the fullest extent permitted by law, any right to recover monetary damages or any other form of personal relief in connection with any such charge, investigation or proceeding. To the extent I receive any personal or monetary relief in connection with any such charge, investigation or proceeding, Aramark will be entitled to an offset for the payments made pursuant to Paragraph 2 of the foregoing letter agreement.

Nothing in the Letter Agreement or this Release and Waiver of Claims shall prohibit or restrict me or my attorneys from lawfully, and without notice to Aramark: (a) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by any governmental or regulatory agency, entity, or official(s) (collectively, “Governmental Authorities”) regarding a possible violation of any law; (b) responding to any inquiry or legal process directed to me individually (and not directed to Aramark and/or its subsidiaries) from any such Governmental Authorities; (b) testifying, participating or otherwise assisting in an action or proceeding by any such Governmental Authorities relating to a possible violation of law; or (d) making any other disclosures that are protected under the whistleblower provisions of any applicable law. Additionally, pursuant to the federal Defend Trade Secrets Act of 2016, I shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made to my attorney in relation to a lawsuit for retaliation against me for reporting a suspected violation of law; or (c) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Nor does this Letter Agreement or Appendix A require me to obtain prior authorization from Aramark before engaging in any conduct described in this Paragraph, or to notify Aramark that I have engaged in any such conduct.

4.    I expressly understand and agree that the obligations of Aramark as set forth in the Letter Agreement are in lieu of any and all other amounts which I might be, am now, or may become, entitled to receive from Aramark upon any claim released herein. I also expressly understand and agree that the separation payments paid to me under the Letter Agreement is in addition to what I would otherwise be entitled to receive following the end of my employment. Other than as provided in the Letter Agreement, I acknowledge and agree that I have received all entitlements due from Aramark relating to my employment with Aramark including, but not limited to, all wages earned, bonuses, sick pay, vacation pay and any other paid and unpaid leave for which I was eligible and to which I was entitled, and that no other entitlements are due to me other than as set forth in the Letter Agreement.

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5.    I acknowledge that the Older Workers Benefit Protection Act (“OWBPA”) requires Aramark to provide me with the following disclosures to ensure my release and waiver of claims under the federal Age Discrimination in Employment Act is knowing and voluntary and I acknowledge and agree as follows:

a.

I have read carefully and fully understand the terms of this Release and Waiver of Claims and that Aramark advises me by the Letter Agreement to consult with an attorney and further I have had the opportunity to consult with an attorney prior to signing this Release and Waiver of Claims.

b.	I fully understand the Release and Waiver of Claims that I am signing.

c.

I am signing this Release and Waiver of Claims voluntarily and knowingly and I have not relied on any representations, promises or agreements of any kind made to me in connection with my decision to accept the terms of this Release and Waiver of Claims, other than those set forth in this Release and Waiver of Claims and the Letter Agreement.

d.

I have been given at least twenty-one (21) days to consider whether I want to sign this Release and Waiver of Claims. To the extent I have executed this Release and Waiver of Claims within less than twenty-one (21) days after its delivery to me, my decision to execute this Release and Waiver of Claims prior to the expiration of such twenty-one (21) day period was entirely voluntary.

e.	Any changes to the Letter Agreement or this Release and Waiver of Claims made by Aramark, whether material or immaterial, do not restart the running of the twenty-one (21) day consideration period.

f.

I have the right to revoke this Release and Waiver of Claims within seven (7) days after it is signed by me. I further acknowledge that I will not receive any payments or benefits due to me under the Letter Agreement before the seven (7) day revocation period (the “Revocation Period”) has passed and then only if I have not revoked this Release and Waiver of Claims.

This Release and Waiver of Claims shall take effect on the first business day following the expiration of the Revocation Period, provided this Release and Waiver of Claims has not been revoked by me as provided above during such Revocation Period.

Intending to be legally bound, I hereby execute this Release and Waiver of Claims.

Eric J. Foss

DATED: October     , 2019

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APPENDIX B

Equity Awards

	Grant Date	Grant Price	Units / Options Outstanding
Options	6/6/2012	$13.90	725,000
	6/6/2012	$13.90	725,000
	6/20/2013	$16.21	1,247,638
	7/31/2013	$16.21	342,998
	12/20/2013	$23.92	770,417
	11/19/2014	$28.66	627,262
	11/20/2015	$32.65	418,163
	11/18/2016	$34.08	141,844
	11/18/2016	$34.08	468,086
	11/16/2017	$40.74	339,429
	11/16/2017	$40.74	102,858
	11/15/2018	$36.74	430,623

RSUs	11/20/2015	$0.00	15,812
	11/18/2016	$0.00	29,963
	11/16/2017	$0.00	37,187
	11/16/2017	$0.00	15,025
	11/15/2018	$0.00	65,960

PSUs	11/18/2016	$0.00	116,198
	11/18/2016	$0.00	35,212
	11/18/2016	$0.00	18,159
	11/16/2017	$0.00	123,955
	11/16/2017	$0.00	37,562
	11/15/2018	$0.00	164,900

Effect of Separation from Service on Equity Awards:

In accordance with Paragraph 6(A)(2)(c) of the Post Employment Competition Agreement, all Time Options (as defined in such Paragraph 6(A)(2)(c)) scheduled to vest in November 2019 and November 2020 will vest immediately upon the Retirement Date. Such Time Options and all other vested Aramark stock options will remain exercisable after your Retirement Date for the period set forth in the applicable stock option award agreement.

In accordance with terms applicable to “Retirement” (as defined in the Equity Awards), upon the Retirement Date:

•	All time-based restricted stock units scheduled to vest in November 2019 will remain outstanding and vest on the original vesting date in November 2019.

•	2016 PSUs will remain outstanding and fully vest (if at all) based on actual performance, on the normal vesting schedule.

•	2017 PSUs will remain outstanding and fully vest (if at all) based on actual performance, on the normal vesting schedule.

•	2018 PSUs will remain outstanding and vest (if at all) based on actual performance, as to two-thirds of the total award granted, on the normal vesting schedule.